UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 19, 2010 (May 13, 2010)

Magellan Petroleum Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-5507	06-0842255
(Commission File Number)	(IRS Employer Identification No.)

7 Custom House Street, Portland, ME	04101
(Address of Principal Executive Offices)	(Zip Code)

207-619-8500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01	Other Events

On May 18, 2010, Magellan Petroleum Corporation (the “Company”) announced that the Company has signed a term sheet (the “Term Sheet”) with its strategic investor, Young Energy Prize S.A. (“YEP”) embodying an agreement in principle for YEP’s purchase from the Company of an additional 5,200,000 shares of the Company’s Common Stock at a purchase price per share of $3.00, for an aggregate price of $15.6 million. Currently, YEP owns approximately 27% of the outstanding shares of the Company’s Common Stock, calculated as if the warrants to purchase shares of such stock held by YEP were fully exercised. The financing transaction set forth in the Term Sheet, upon completion, would result in YEP owning approximately 33% of the outstanding shares of the Company’s Common Stock, calculated as if such warrants were fully exercised.

Upon completion of the transaction, the Company would also grant customary registration rights to YEP with respect to the Shares. The Term Sheet also provides for certain percentage-maintenance rights for YEP, certain restrictions on transfers of the Shares and certain standstill obligations. The financing transaction set forth in the Term Sheet is subject to the negotiation, execution and delivery of definitive documentation and the Company’s receipt of a favorable fairness opinion.

The Term Sheet was the result of a negotiation between a special committee of non-management independent members of the Board of Directors of the Company and YEP and was signed on May 13, 2010. A copy of the Term Sheet is attached hereto as Exhibit 99.1 and is hereby incorporated herein by reference.

On May 18, 2010, the Company issued a press release to announce the signing of the Term Sheet. A copy of the Company’s May 18, 2010 press release is attached hereto as Exhibit 99.2 and is hereby incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Term Sheet dated May 10, 2010, between the Company and Young Energy Prize S.A.

99.2	Company press release, dated May 18, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MAGELLAN PETROLEUM CORPORATION

By:	/S/ WILLIAM H. HASTINGS
Name:	William H. Hastings
Title:	President and Chief Executive Officer

Dated: May 19, 2010

EXHIBIT INDEX

Exhibit No.	Description

99.1	Term Sheet dated May 10, 2010, between the Company and Young Energy Prize S.A.

99.2	Company press release, dated May 18, 2010.